UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2012

Terreno Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-34603	27-1262675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Maiden Lane, Fifth Floor

San Francisco, CA 94108

(Address of principal executive offices) (Zip Code)

(415) 655-4580

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 15, 2012, Terreno Realty LLC, a wholly-owned subsidiary (the “Borrower”) of Terreno Realty Corporation (the “Company”), increased its existing senior revolving credit facility (the “Credit Facility”) from $80 million to $100 million by exercising the accordion feature under the Credit Facility and entering into a Third Amendment to Amended and Restated Senior Revolving Credit Agreement (the “Amended Credit Agreement”) with KeyBank National Association, as administrative agent and as a lender, and PNC Bank, National Association, and Union Bank, N.A., as lenders.

Outstanding borrowings under the amended credit facility (the “Amended Credit Facility”) pursuant to the Amended Credit Agreement are limited to the lesser of $100 million or 60% of the value of the borrowing base properties. The Amended Credit Facility continues to be guaranteed by the Company and by Borrower’s subsidiaries that own a borrowing base property. In addition, the Amended Credit Facility continues to be secured by a pledge of the Borrower’s equity interests in the subsidiaries that hold each of the borrowing base properties. Other than as described in this Current Report on Form 8-K, there were no other material amendments to the Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Terreno Realty Corporation

Date: June 20, 2012	By:	/s/ Michael A. Coke
Michael A. Coke
President and Chief Financial Officer